EXHIBIT 10.9

October 25, 2022

Mr. Kelly Loyd

Houston, TX

Dear Kelly,

On behalf of Evolution Petroleum (the “Company”), I am pleased to offer you employment with the Company to serve as the President and Chief Executive Officer (“CEO”) of the Company and its subsidiaries on the following terms and conditions.

Details of the offer are as follows:

In your capacity as the President and CEO, you would report directly to the Board of Directors of the Company, and would be based in Houston at the Company’s principal corporate office subject to required travel for business. Our offer and your employment are contingent upon a satisfactory background investigation, your ability to establish your eligibility to work in the United States and, as we have discussed, mutually satisfactory arrangements of your outside business activities so as to avoid any potential for conflicts of interest to arise in the future. Assuming these matters are resolved and you agree to the matters set forth herein, we anticipate your employment will commence on or about November 1, 2022 (the “Effective Date”).

As of Effective Date, your annual base salary will be $375,000, payable in accordance with the Company’s normal payroll policies and procedures that may be changed from time to time. You will also be reimbursed for reasonable business expenses in accordance with the Company’s policies and procedures as in effect from time to time. Should you accept this offer, as of the Effective Date you will no longer receive any compensation as a member of the Board of Directors of the Company (the “Board”) but will remain as a member of the Board and as a nominee to serve as a Director of the Company at the Company’s upcoming annual meeting of shareholders to be held December 8, 2022.  You also agree to serve on the board of directors of any of the Company’s subsidiaries as requested by the Board from time to time, which service will be without additional compensation.

On or about your Effective Date, the Board will award you, as a sign-on bonus, 100,000 shares of restricted common stock of the Company, which will vest in four equal installments on each anniversary of the Effective Date, subject to your continuous employment through such anniversary dates and the other terms and conditions that will be set forth in the award agreement.  Dividends on such shares will accrue and be paid as set forth in the award agreement, which will be issued pursuant to, and governed by the Company’s 2016 Equity Incentive Plan. Please note that dividends paid on unvested shares is considered to be earned income for tax purposes.

In addition to your base salary and the sign-on bonus award, you will be eligible to participate in the Company’s annual short-term incentive plan (STIP) and long-term incentive plan (LTIP) as follows for the 2023 fiscal year:

1155 Dairy Ashford Rd. ▪ Suite 425 ▪ Houston, Texas 77079

Tel: (713) 935-0122 Fax: (713) 935-0199

www.evolutionpetroleum.com

•	Your STIP award target will be 100% of your base salary. STIP awards will be subject to achievement of certain individual and audited corporate performance goals. Any discretionary component will be determined by the Board upon recommendation of the Compensation Committee of the Board in its sole discretion. STIP awards are paid in cash and/or stock as determined by the Board. Your eligibility for an annual STIP award will commence with the current fiscal year (i.e., FY 2023) and is subject to your continuous employment through the end of the fiscal year.

•	Your annual LTIP award will be determined by the Board in its sole discretion. For 2023, the aggregate of the targets for the LTIP award for your position shall be set at 150% of your base salary, subject to the sole discretion of the Board both as to the amount and type of awards. LTIP awards will be subject to time vesting and achievement of certain corporate performance goals. Your eligibility for an annual LTIP award will commence with the current fiscal year, and any LTIP performance or service vesting is subject to your continuous employment through the complete vesting period of the LTIP award.

Your STIP and LTIP awards for future fiscal years will be determined by the Board in its sole discretion.

You will be eligible for twenty-five days of paid vacation each calendar year, prorated for 2022, which amounts accrue with service during each year in accordance with the Company’s vacation program. You will also be eligible for any other benefits offered by the Company to its executives, including subsidized health insurance and participation in qualified retirement plans.   All benefit plans are subject to change from time to time.

As an executive officer of the Company, you will also be covered by the Company's Director and Officer insurance policy.

You will be required to adhere to all policies of the Company, as the same may be modified from time to time, including retention of a substantial portion of stock awards in accordance with the Company’s Stock Retention Policy, as it may be amended from time to time.

You will be granted access to the Company’s most sensitive confidential and proprietary information. As a condition of your employment, you will be required to enter into a standard agreement as to confidentiality and noncompetition.

We believe these positions with our Company offers significant challenge and growth opportunities for you and believe you have the skills and experience to be successful. We look forward to your acceptance of this offer. In accepting our offer of employment, you understand that your employment will be on an at-will basis, and that neither you nor any Company representative has entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment at any time, with or without cause or advance notice. Likewise, the Company will have the right to reassign you, change your compensation, or terminate your employment at any time, with or without cause or advance notice. Further, by signing this letter agreement you warrant that you do not have any agreements that may restrict your ability to perform the duties of the position that you are being offered, including, without limitation, any agreements with respect to non-disclosure of confidential information, non-competition, customer non-solicitation or employee non-solicitation. If you have any such agreement, you must immediately provide a copy to the Company, and this offer is contingent on the Company’s review, evaluation and acceptance of such agreement. You are further directed, should you accept this offer, that you are not to use any trade secret or confidential information of any former employment in connection with your employment with the Company. You may not bring any such information onto Company premises, and you may not transfer any such information to any Company devices, computer networks, or information systems.

To accept this offer, subject to the conditions noted above, please sign and date in the space below and return the executed copy to me.

Please call with any questions.

Regards,

/s/ Robert Herlin
Robert Herlin

Chairman of the Board of Directors

I accept the above terms of employment as stated:

/s/ Kelly Loyd	10/26/2022
Kelly Loyd	Date